EXHIBIT 99.1

CNS RESPONSE, INC. PROVIDES REVIEW OF POSTER SESSION DELIVERED AT THE AMERICAN PSYCHIATRIC ASSOCIATION 161ST ANNUAL MEETING

Preliminary Analysis of rEEG® Guided Medication Study Demonstrates an Improvement in Depression and Eating Disorder Symptoms

Costa Mesa, Calif. – May 22, 2008– CNS Response, Inc. (OTCBB: CNSO) reported today the results of a study presented at the American Psychiatric Association (APA) 161st Annual Meeting by Dr. James Greenblatt, M.D., Chief Medical Officer, Walden Behavioral Care Inpatient Psychiatry and Eating Disorder Programs. The poster presentation, titled “Referenced-EEG Guided Medication Predictions in Treatment Refractory Eating Disorder Patients,” provided a preliminary analysis of a patient-controlled case series studying the use of Referenced-EEG (rEEG®) to facilitate the medication selection for patients with eating disorders and comorbid depression.

The study of eight female patients, conducted up to a four-year period, demonstrated that rEEG successfully guided physician selection of each patient’s medications in the series, leading to a dramatic relief of depression and eating disorder symptoms. Successful rEEG-guided predictions involved medications in the anticonvulsant, antidepressant and stimulant classes, often in combination.

Dr. Greenblatt commented, “Despite the small sample size of this study, the results support the promise of rEEG as an effective tool for determining medication programs for treatment refractory patients with eating disorders and depression. The decrease in depressive symptoms, as well as significant improvement in eating disorders symptoms and weight, for the eight patients in the trial was striking, considering that, prior to the study, each had required either partial hospitalization or inpatient care, as determined by managed behavioral health care reviewers. However, following rEEG medication recommendations, hospitalization days for the patients decreased dramatically. Anorexia nervosa is a potentially fatal illness with significant mortality if early interventions are not successful. Improved pharmacology, as these cases demonstrate, could decrease the high morbidity and mortality in patients with disordered eating.”

Primary outcome measures of the study included the 21-item Hamilton Rating for Depression Scale (HDRS) and the Clinical Global Improvement Scale (CGI) and the Clinical Global Severity Scale (SGS). Some of the criteria used to assess improvement in the CGI included: body dissatisfaction, drive for thinness, compulsive exercising, binging and purging.

Improvements in both HDRS and CGI scores were evident at 8-weeks, 6-months, and 2 years (for 4 patients). The medications selected from rEEG correlations involved combinations from many different classes of medications. Stimulant medications in four Eating Disorder patients did not result in appetite suppression or weight loss. These results are consistent with recent findings that ADHD can predict eating disorder pathology in adolescent girls.

These patients all suffered from significant depression in addition to their eating disorder. This chart shows their rating on the 21-question Hamilton Depression Rating Scale, a standard measure of depression severity. Effective response to treatment is generally demonstrated if the patient has had a 50% reduction in this score. Some studies consider remission of depression achieved when a patient has achieved a score under 10. In addition to these patients’ improvement in symptoms of their eating disorder, this chart shows that each patient had a significant reduction in their depression symptoms as well.

The full poster presentation and analysis of results are available via http://www.cnsresponse.com/uploads/assets/0000/0066/rEEGEDPosterCNSR2008.pdf

Greenblatt continued, “Specific patient progress during the study demonstrated the ability of rEEG to have a real impact on the lives of those with severe mental conditions. One anorexia nervosa patient had previously received five different medication regimes, none of which provided any improvement. The patient had been hospitalized on five separate occasions during the 2 years prior to rEEG testing. Based on the rEEG report, we medicated the patient with a combination of Oxcarbazepine and Duloxetine. This treatment combination is outside of traditional medications we would have considered. In fact, there are no medications that have shown consistent success in treatment of anorexia nervosa. For the 24 months following, the patient did not require further hospitalization, and at the end of the 24 months was rated as ‘Normal.’

“The two Bulimia Nervosa patients in the study had seven hospitalizations between them, but neither required further hospital care after being treated by the rEEG guided medications personalized to their own brain function. We would never have known or even considered these medications without the guidance of this rEEG analysis and associated reports.”

Len Brandt, Chairman and CEO of CNS Response, noted, “I congratulate Dr. Greenblatt on his accomplishments in this study in which he documented the benefits of personalized medication selection based on analysis of brain physiology. It is not only the dramatic improvement demonstrated in this study that makes it a compelling analysis, but also that he had carefully documented treatment history on these patients for two years prior to rEEG analysis. Generally, researchers lack accurate treatment histories for patients recruited to a study and comparisons of previous treatments to a new treatment approach cannot be made. The best alternative is to compare two patient groups that are randomly assigned different treatment regimes and ignore comparison to historical response to treatment. Results are typically measured over a fairly short period of eight to twelve weeks but rating improvements are challenging as unique patient history and symptom manifestation data is unavailable.

“In this study, however, Dr. Greenblatt carefully recorded treatment histories for 24 months prior to the rEEG analysis. He then measured patients’ responses to the rEEG-guided medications and associated therapies for 6 to 24 months subsequent, demonstrating not just treatment response, but also that the response was durable. The long-term record of pre-rEEG treatment history compared to post-rEEG treatment makes this a notable study.

“Though a small group of patients were involved in this study, considering the quality of the study – the established treatment history prior to rEEG analysis, the durability of treatment response demonstrated over the 6-24 months following the rEEG-guided medication selection, the severity of illness present in these patients with both eating disorders and depression, and the consistent degree of benefit realized by these patients – we are encouraged that such treatment-resistant patients, their families and their physicians can hope for a truly personalized medicine approach. We are proud to recognize Dr. Greenblatt’s disciplined commitment to this effort and look forward to his report on an additional group of patients that have not yet reached the six months response mark.”

Daniel Hoffman, MD, Chief Medical Officer for CNS Response, concluded, “This is the second scientific poster to report on the benefit of rEEG-guided personalized medicine for the eating disordered population. The previous poster reported on results in a residential care setting where 61 of 81 (75%) had been successfully treated with rEEG guided medication selection. I expect psychiatrists treating such challenging cases will appreciate Dr. Greenblatt’s efforts concerning an even more severely disabled patient group. This is a population for which there are essentially no known medication treatments, other than fluoxetine for bulimia, represents one of the most lethal groups we treat.”

About CNS Response

CNS Response is a life-sciences data company whose patented system provides treatment guidance to psychiatrists and other physicians for patients with behavioral (mental or addictive) disorders. This technology allows CNS Response to create and provide simple reports (“rEEG® Reports”) that specifically guide physicians to treatment strategies based on the patient’s own physiology.

rEEG® utilizes traditional electroencephalography (EEG) in conjunction with a normative database and a proprietary clinical (symptomatic) database to identify the following: (1) medication classes most likely to be needed; and (2) medications within these classes with the most probable treatment potential for each patient. Reports are provided to physicians in a relationship analogous to that of a reference laboratory. Prospective, retrospective and field studies of treatment-resistant patients have reported treatment success of 70% or greater in managed care, outpatient psychiatric and residential substance abuse clinical settings.

In addition to providing analytical support to physicians, CNS Response is also an aid to pharmaceutical developers, who can use rEEG to (1) stratify study populations to improve the success of FDA clinical trials; (2) provide insight on effective therapeutic dosing of investigational drugs; (3) identify additional indications for psychiatric medications; (4) provide insight into effective drug combinations; and (5) discover opportunities for decision analytics and support. In addition to these applications, CNS Response continues to investigate the use of rEEG analysis for development of proprietary pharmaceutical opportunities.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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